Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Central Cash Management Fund Statement of Additional Information and to the incorporation by reference of our report dated May 26, 2010, on the financial statements of the Central Cash Management Fund included in the Central Cash Management Fund Annual Report, dated March 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 15, 2010